LOAN AGREEMENT

THIS LOAN AGREEMENT (this "Agreement")
dated this 29 day of OCTOBER, 2019

Lender	**Borrower**
Fairfax Capital B.V.of Herengracht 458, 1017 CA Amsterdam, Netherlands	Dito UK Limited of 184 Shepherds Bush Road, London, W6 7NL, UK
(the "Lender")	(the "Borrower")

IN CONSIDERATION OF the Lender loaning certain monies (the "Loan") to the Borrower, and the Borrower repaying the Loan to the Lender, both parties agree to keep, perform and fulfil the promises and conditions set out in this Agreement:

1. **Loan Amount & Fee**

    1. The Lender promises to loan up to $45,000.00 USD to the Borrower and the Borrower promises to repay this principal amount to the Lender on receipt of funds from the pre-OTC / Form 10 investment round. The Lender will receive a fee of 10% of the total Loan value paid when the principal amount is repaid (the Loan).

2. **Repayment (backstop)**

    1. This Loan is repayable no later than 12 Month(s) from the date of the Agreement.

3. **Default**

    1. Notwithstanding anything to the contrary in this Agreement, if the Borrower defaults in the performance of any obligation under this Agreement, then the Lender may declare the principal amount owing under this Agreement at that time to be immediately due and payable.

4. **Governing Law**

    1. This Agreement will be construed in accordance with and governed by the laws of the Country of England.

5. **Costs**

    1. The Borrower shall be liable for all costs, expenses and expenditures incurred including, without limitation, the complete legal costs of the Lender incurred by enforcing this Agreement as a result of any default by the Borrower and such costs will be added to the principal then outstanding and shall be due and payable by the Borrower to the Lender immediately upon demand of the Lender.

6. **Binding Effect**

    1. This Agreement will pass to the benefit of and be binding upon the respective heirs, executors, administrators, successors and permitted assigns of the Borrower and Lender. The Borrower waives presentment for payment, notice of non-payment, protest, and notice of protest.

7. **Amendments**

    1. This Agreement may only be amended or modified by a written instrument executed by both the Borrower and the Lender.

8. **Severability**

    1. The clauses and paragraphs contained in this Agreement are intended to be read and construed independently of each other. If any term, covenant, condition or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, it is the parties' intent that such provision be reduced in scope by the court only to the extent deemed necessary by that court to render the provision reasonable and enforceable and the remainder of the provisions of this Agreement will in no way be affected, impaired or invalidated as a result.

9. **General Provisions**

    1. Headings are inserted for the convenience of the parties only and are not to be considered when interpreting this Agreement. Words in the singular mean and include the plural and vice versa. Words in the masculine mean and include the feminine and vice versa.

10. **Entire Agreement**

1. This Agreement constitutes the entire agreement between the parties and there are no further items or provisions, either oral or otherwise.

IN WITNESS WHEREOF, the parties have duly affixed their signatures on this 29 day of OCTOBER, 2019

SIGNED, SEALED AND DELIVERED
WITNESS:
Address: HERENGRACHT 458
AMSTERDAM 1017PD
NETHERLANDS

Fairfax Capital B.V.

Name:

SIGNED, SEALED AND DELIVERED
WITNESS:
Address:
124 Shepherds Bush Rd
London W6 7NL

Dito UK Limited

Name: JK Drummond